ZHONGLEI
Certified Public Accountants

Add: 8th Floor, Changning Building, Xinghuo Road
Fengtai District, Beijing, P.R.C
Tel: 0086-10-51120372
Fax: 0086-10-51120377
P.C.: 100070

尼克夏国际
中磊会计师事务所

地址：北京丰台区星路1号
昌宁大厦8层
电话：0086-10-51120372
传真：0086-10-51120377
邮编：100070

March 17, 2011

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On March 17, 2011, the Certified Public Accounting Firm of ZHONGLEI CPA received a draft copy of a Form 8-K to be filed by BTHC XV, Inc. (Company) (SEC File #000-52808, CIK #1412090) reporting an Item 4.01 - Changes in Registrant's Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures provided to us.

Yours truly,

Zhonglei Certified Public Accountants Ltd. Zhonglei Certified Public Accountants Ltd.
Beijing, PRC